Exhibit 10.98

Amendment #1 to Employment Agreement
To Comply with the Provisions of Section 409A of the Internal Revenue Code

Bruce L. Hack

This Amendment #1 to Employment Agreement (this “Amendment #1”) is entered into as of December 15, 2008, by and between Bruce L. Hack (“Employee”) and Activision Blizzard, Inc. (“Employer”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of December 1, 2007 (the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement as follows:

1.                                 Disability.  The Employment Agreement is hereby amended to add a sentence to the end of Section 4(d) to read as follows:  With respect to the payment to you of your Base Salary during the 180-day period following the start of your Disability absence referenced in Paragraph 4(a) of this Agreement, payment of such Base Salary continuation shall commence upon your Disability as defined in Section 409A of the Code.

Except as specifically set forth in this Amendment #1, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #1, then the terms and provisions of this Amendment #1 shall in all events control.

AGREED AND ACCEPTED:

Employee:		Employer:

		Activision Blizzard, Inc.

/s/ Bruce Hack		By:	/s/ George L. Rose

Bruce L. Hack		Name:	George L. Rose
Date:	12.02.08	Title:	Chief Legal Officer
		Date:	12.12.08